Filed Pursuant to Rule 424(b)(3)
File No. 333-140842

CORPORATE PROPERTY ASSOCIATES 17 — GLOBAL INCORPORATED

Prospectus Supplement No. 2 Dated January 27, 2009
To Prospectus Dated December 22, 2008

This prospectus supplement (the “Prospectus Supplement”) is part of, and should be read in conjunction with, the prospectus of Corporate Property Associates 17 — Global Incorporated, dated December 22, 2008 (as amended or supplemented, the “Prospectus”). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Corporate Property Associates 17 — Global Incorporated upon request.

RECENT DEVELOPMENTS

Our Offering and Issuances through our Distribution Reinvestment and Stock Purchase Plan

As detailed in the Prospectus, we are offering up to $2,475,000,000 in shares of our common stock, including $475,000,000 in shares of common stock through our distribution reinvestment plan. As of January 22, 2009, we have issued a total of 35,686,976 shares of our common stock in connection with our offering, raising aggregate gross proceeds of $356,568,530. Of these amounts, $12,320,527 has been raised since January 6, 2009, the most recent date available at the time of the filing of Prospectus Supplement No. 1. As of January 22, 2009, we have also issued a total of 509,185 shares ($4,837,265) pursuant to our distribution reinvestment plan.

Berry Plastics Corporation Valuation Adjustment

In December 2007, a venture owned by us and CPA®:16-Global acquired a group of manufacturing facilities leased to Berry Plastics Corporation and affiliates (“Berry”). We increased our interest in this joint venture investment from .01% to 50% through the exercise of a purchase option in May 2008. The purchase price for our 50% interest was approximately $23.7 million, net of mortgage proceeds and other costs. We account for our investment under the equity method of accounting because we are a limited partner in the joint venture and have no substantive participating rights or rights to dissolve the venture or remove CPA®:16-Global as the managing partner of the venture. As managing partner of the venture, CPA®:16-Global consolidates the entire venture in its consolidated financial statements.

In connection with CPA®:16-Global’s preparation of its estimated net asset valuation as of December 31, 2008, CPA®:16-Global is in the process of obtaining third party appraisals of its real estate assets. While the appraisal process is ongoing and is not yet complete, a preliminary estimate of the fair value of the Berry investment indicates that the value of its underlying properties has declined.

Current accounting requirements are different for the one entity (in this case, CPA®:16-Global) that consolidates the venture and for any other entities (in this case, us) that hold the investment as an equity investment. Under current accounting requirements for equity investments, we are required to record our equity investments at the lower of their carrying cost or fair value. Based on the preliminary valuation estimates of the Berry investment, including the expected effect of a financing transaction that was being negotiated at December 31, 2008 and that we currently expect to complete during the first quarter of 2009, we currently expect to record a non-cash impairment charge of between $2 million and $4 million in our 2008 income statement. We currently expect that as a result of this charge, we will report a net loss for the 2008 fiscal year.

The tenants under the Berry lease continue to occupy the facilities and pay rent when due. We do not currently expect that the reduction in the value of our investment for accounting purposes will have any adverse effect on our cash flow from operations or our ability to pay future distributions.

As noted above, these estimates are preliminary and subject to change. There can be no assurance that actual results will not differ materially from current estimates.

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Description of the Properties

The descriptions of certain properties we own have been revised as follows:

Actebis Peacock GmbH

The “Description of Lease” for the above-referenced properties on page 110 of the Prospectus has been revised and is restated in its entirety below:

“Description of Lease

The facilities are leased to Actebis by the venture under a net lease. Actebis GmbH, the parent of Actebis, has guaranteed Actebis’ obligations under the lease. The lease has an initial term of 16 years and provides for three five-year renewal options. The initial aggregate annual rent under the lease is €2,999,999, or $4,748,398, of which our share is €2,099,999, or $3,323,879. Additionally, the lease provides for annual rent adjustments based on increases or decreases in the German CPI.”

Wagon Automotive GmbH and Wagon Automotive Nagold GmbH

The description of the above-referenced properties on pages 111 and 112 of the Prospectus has been revised to add a section entitled “Recent Developments” as follows:

“Recent Developments

In December 2008, Wagon PLC, the parent company of Wagon and a guarantor of Wagon’s obligations under the leases, filed for bankruptcy protection in the United Kingdom for itself and certain of its subsidiaries based in the United Kingdom and Wagon Automotive GmbH filed for bankruptcy in Germany. To date, Wagon Automotive Nagold GmbH has not yet filed for bankruptcy. The bankruptcy filings by Wagon PLC and Wagon Automotive GmbH each constitute an “event of default” under the leases and the financing agreement, and as a result, among other things, the lender under the financing agreement (“Lender”) has the right to retain all payments under the leases, if any (which it has exercised), as well as to take further actions, including accelerating the debt and foreclosure (which it has not done at this time). The existence of an event of default, among other things, relieves the venture and Lender of their respective obligations with respect to the funding of the expansion at the Nagold property. We intend to continue to closely monitor this situation going forward.”

Revised Order Form

The Order Form attached as Annex B to the Prospectus has been revised and restated. The restated Order Form is attached as an exhibit to this Prospectus Supplement.

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EXHIBIT
Annex B

CPA®:17 GLOBAL

# CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL ORDER FORM

The investor named below, under penalties of perjury, certifies that (i) the number shown under Item 3 on this Order Form is his correct Taxpayer Identification Number (or he is waiting for a number to be issued to him) and (ii) he is not subject to backup withholding either because he has not been notified by the Internal Revenue Service ("IRS") that he is subject to backup withholding as a result of a failure to report all interest or distributions, or the IRS has notified him that he is no longer subject to backup withholding [NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE APPROPRIATE BOX IN ITEM 3 BELOW HAS BEEN CHECKED].

## 1. INVESTMENT

This is an (check one): ☐ Initial Investment ☐ Additional Investment in this offering

$ ____________________

Dollar Amount of Investment - minimum $2,000 (or $2,500 for NY and NC non-qualified investments)

**Type of Purchase** (check one):

☐ Standard Account through a Broker/Dealer Firm

☐ Check this box if you have agreed with your Broker/Dealer to purchase shares net of commission.

☐ Check this box if you are purchasing shares through an SEC Registered Investment Advisor in a fee based account. Shares will be purchased net of commission and selected dealer fee.

**Make Investment Check Payable to: Corporate Property Associates 17 - Global**

☐ **Volume Discounts** Check this box if you wish to have your investment combined with a previous CPA®:17 - Global investment with the same primary account holder or beneficiary for IRA registrations, as determined by the account Tax ID number. Please see "The Offering/Plan of Distribution" section of the prospectus for further information on volume discounts.

Registration of other investment ____________________

## 2. FORM OF OWNERSHIP — Mark only one box

**NON-QUALIFIED OWNERSHIP**

☐ INDIVIDUAL
☐ HUSBAND AND WIFE AS COMMUNITY PROPERTY
(In Item 5, both signatures must appear)
☐ JOINT TENANTS WITH RIGHT OF SURVIVORSHIP
(In Item 5, both signatures must appear)
☐ TENANTS IN COMMON
☐ A MARRIED PERSON SEPARATE PROPERTY
(In Item 5, only one signature must appear)
☐ CUSTODIAN
Custodian for ____________________
Under the ☐ Uniform Gift to Minors Act of the State of ____
☐ Uniform Transfers to Minors Act of the State of ____
☐ CORPORATION OR PARTNERSHIP
(Corporate Resolution or Partnership Agreement MUST be enclosed)
☐ TRUST ☐ TAXABLE ☐ GRANTOR A or B
(Signature and title pages of Trust Agreement must be enclosed)
Trustee name(s) ____________________
For the Benefit of ____________________
Trust Date ____________________
☐ ESTATE
☐ CHARITABLE REMAINDER TRUST
☐ NON-PROFIT ORGANIZATION
☐ TRANSFER ON DEATH (TOD) ____________________
(Please complete enclosed TOD Form to effect designation)

**QUALIFIED OWNERSHIP**

☐ IRA
☐ KEOGH
☐ PENSION OR PROFIT SHARING PLAN
☐ TAXABLE ☐ EXEMPT UNDER §501A
☐ SIMPLIFIED EMPLOYEE PENSION / TRUST (S.E.P.)

**Please complete the following for qualified ownership:**

**Custodian or Trustee Name** ____________________

**Mailing Address** ____________________

**City, State, Zip** ____________________

*To be completed by Custodian:*

Custodian Tax ID # ____________________

Custodian Account # ____________________

Custodian Phone # ____________________

## 3. INVESTOR INFORMATION

Name(s) and address will be recorded exactly as printed below. Please print name(s) in which shares are to be registered. Include trust name if applicable.

☐ Check this box if you are not a U.S. citizen

☐ Check this box if you are subject to backup withholding

Name ____________________

Name of Joint Investor ____________________

Address ____________________

City ____________ State ____________ Zip Code ____________

Investor Social Security ___ - ___ - ___ Joint Investor's Social Security ___ - ___ - ___ Taxpayer ID # ___ - ___

Investor Home Phone Number ____________________ Investor Date of Birth ____________

Investor e-mail address (optional) ____________________

☐ **GO PAPERLESS** Check this box if you would like to receive your correspondence relating to your CPA® investment(s) at the e-mail address provided above. You may request paper copies of any document delivered electronically. You may revoke this consent at anytime, and the revoking of this consent applies to all documents and not to a portion of the deliverable documents.

Investor's Account Number with Broker/Dealer (if any): ____________________

12/2008

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## 4. DISTRIBUTION PAYMENT OPTIONS

Complete this section only to enroll in Distribution Reinvestment or to direct distribution payments to a party other than indicated in Section 3 or the Custodian of Record for qualified accounts. Choose Option a, b or c.

**a. DISTRIBUTION REINVESTMENT** Check the applicable box to participate in the Distribution Reinvestment Plan: 100% ☐ Other ☐ ___ %

**b. ALTERNATE PAYEE(S)** (Non-Qualified Investors Only) Please indicate the address(es) to which distributions should be mailed. Distributions may be split on a percentage basis, between a maximum of two (2) payees. * Percentage amount must equal 100%.

| | |
|---|---|
| Destination 1: ________ %* | Destination 2: ________ %* |
| Company ________ | Company ________ |
| Address ________ | Address ________ |
| City ________ | City ________ |
| State ________ Zip Code ________ | State ________ Zip Code ________ |
| Account number (if any) ________ | Account number (if any) ________ |
| Account name ________ | Account name ________ |

**c. AUTOMATIC DEPOSITS** Please include a voided check or savings deposit slip. (Non-Qualified Investors Only)

I authorize Bank of the West to initiate variable entries to my checking or savings account. This authority will remain in effect until I notify W. P. Carey's, Investor Relations Department or Phoenix American, the transfer agent for CPA®:17 - Global, in writing to cancel in such time as to afford a reasonable opportunity to act on the cancellation.

Financial Institution Name and Address: ________

Account Type (check one): ☐ Checking ☐ Savings ☐ Other

Account Number ________ Bank ABA Routing Number ________

## 5. SIGNATURE OF INVESTOR(S)

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

In order to induce the Company to accept this subscription, I hereby represent and warrant to you as follows:

| | Investor | Joint Investor |
|---|---|---|
| (a) I have received the Prospectus. | Initials | Initials |
| (b) I hereby certify that (i) I have (a) a net worth (exclusive of home, furnishings and automobiles) of at least $250,000 or more, or; (b) a net worth (as described above) of at least $70,000 and had during the last two years or estimate that I will have during the current tax year a minimum of $70,000 annual gross income, and meet the higher suitability requirements, if any, imposed by my state of primary residence (or in the case of New Hampshire residents, the special suitability standards) as set forth in the prospectus under "Suitability Standards;" (ii) I am purchasing the shares for my own account or in a fiduciary capacity; and (iii) I acknowledge that the shares are not liquid. | Initial | Initials |

**Notice to Investors.** The sale of shares pursuant to this order form will not be effective until CPA®:17 - Global has issued written confirmation of purchase to the investor.

***The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.***

**SIGNATURE OF INVESTOR** **DATE**

**SIGNATURE OF INVESTOR** **DATE**

## 6. FINANCIAL ADVISOR INFORMATION

The investor's Advisor must sign below to complete the order. Advisor hereby warrants that he/she is either: a duly licensed Registered Representative of an SEC Registered Broker/Dealer and may lawfully sell shares in the state designated as the investor's residence; or, a supervised person of an SEC Registered Investment Advisor that has the authority to recommend or to purchase for client accounts shares of CPA®:17 - Global.

☐ Check if employed by new Firm since last sale of CPA® shares ☐ Check if updated address

Licensed Firm Name ________

Advisor Name ________

Advisor Mailing Address ________

City ________ State ________ Zip Code ________

Advisor Number ________ Telephone Number ________

e-mail address (optional) ________ FINRA CRD Number (if applicable) ________

☐ **GO PAPERLESS** Check this box to receive correspondence relating to your clients' investments in the CPA® series of funds at the e-mail address provided above. This consent applies to all of your clients and not just this individual investment. This consent may be revoked at any time.

The undersigned confirms by his signature that he/she (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has discussed such investor's prospective purchase of Shares with such investor; (iii) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the Shares; (iv) has delivered a current Prospectus and related supplements, if any, to such investor; and (v) has reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

The above-identified entity, acting in its capacity as agent, SEC Registered Broker/Dealer or Select Investment Advisor, has performed functions required by federal and state securities laws, regulations and rules, and, where applicable, FINRA rules including, but not limited to Know Your Customer, Suitability and, either based upon USA PATRIOT Act implementing regulations or voluntarily consistent with the SEC's No-Action Letter to SIFMA regarding Broker/Dealer Reliance on Investment Advisors, has performed anti-money laundering and customer identification program functions with respect to the investor identified on this document.

**Advisor Signature** **Date**

ALL INVESTOR AND FINANCIAL ADVISOR INFORMATION MUST BE COMPLETED OR REGISTRATION CANNOT BE PROCESSED.

12/2008

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